Exhibit 3.1









                                 RESTATED

                       CERTIFICATE OF INCORPORATION

                                    OF

                    AMERICAN HOME PRODUCTS CORPORATION





                      Amended through April 18, 1990

                                 RESTATED
                       CERTIFICATE OF INCORPORATION
                                    OF
                    AMERICAN HOME PRODUCTS CORPORATION



FIRST:    The name of the corporation is AMERICAN HOME PRODUCTS
CORPORATION.

SECOND:   The principal office of the corporation in the State of
Delaware is located at 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name address of the agent of the corporation resident therein and in charge thereof is The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, Dover, Delaware 19901.

THIRD:    The nature of the business or objects or purposes to be
transacted, promoted or carried on by the corporation are as follows:

(a) To manufacture, produce, purchase or otherwise acquire and to hold, own, use, lease, distribute or otherwise dispose of and generally to trade and deal in and with, at wholesale, retail or otherwise, any and all kinds of medicines, medicinal and pharmaceutical preparations, compounds and mixtures, food, beverage and confectionery products, toilet articles, drugs, chemicals, dyes, dye-stuffs and combinations, and mixtures and preparations thereof, and all kinds of tools, machinery, equipment, utensils, builders' hardware, housewares and household items of every type and description (including, without limitation on, cutlery, kitchen tools, flatware, cookware, household bakeware, egg beaters, can openers, cooking utensils, bathroom and closet fittings and accessories), commercial bakeware, industrial food handling equipment and aluminum foil and other containers, and materials and supplies for any of the foregoing or for use in connection with the business of the corporation.

(b) To apply for, obtain, register, purchase, lease or otherwise acquire, hold, own, use, operate, introduce, develop or control, sell, assign or otherwise dispose of, take or grant licenses or other rights with respect to and in any and all ways to exploit or turn to account inventions, improvements, processes, copyrights, patents, trademarks, formulae, trade names and distinctive marks and similar rights of any and all kinds and whether granted, registered or established by or under the laws of the United States or of any state or country.

(c) To acquire, buy, purchase, lease, own, hold, sell, mortgage and encumber improved and unimproved real estate wherever situated and to construct and erect thereon factories, works, plants, stores, mills, hotels, houses and building.

(d) To purchase or otherwise acquire and to hold, sell, pledge or otherwise dispose of all forms of securities, including stocks, bonds, debentures, notes, certificates of indebtedness, certificates of interest, mortgages and other similar instruments and rights however issued or created, and to deal in and with the same and to issue in exchange therefor or in payment therefor its own stock, bonds or other obligations or securities and to exercise in respect thereof any and all rights, powers and privileges of individual ownership or interest therein, including the right to vote thereof and to consent or otherwise act with respect thereto; to do any and all acts and things for the preservation, protection, improvement and enhancement in value thereof, or designed to accomplish any such purpose and to aid by loan, subsidy, guaranty or in any other manner, those issuing, creating or responsible for any of such securities; to acquire or become interested in any such securities as aforesaid by original subscription, underwriting, participation in syndicates or otherwise and to make payments thereon as called for and to underwrite or subscribe for the same conditionally or otherwise and either with a view to investment or for resale or for any other lawful purpose.

(e) To purchase or otherwise acquire, sell or otherwise dispose of, realize upon or otherwise turn to account, manage, liquidate or reorganize the properties, assets, business undertakings, enterprises or ventures or any part thereof of corporations, associations, firms, individuals, syndicates and others; to act as financial, commercial or general agent or representative of any corporation, association, firm, syndicate or individual and as such to develop, improve and extend the property, trade and business interests thereof and to aid any lawful enterprise in connection therewith and in connection with acting as agent or broker for any principal to give any other aid or assistance.

(f) To borrow money and for moneys borrowed or in payment for property acquired or for any other objects and purposes of the corporation or otherwise in connection with the transaction of any part of its business to issue bonds, debentures, notes and other obligations secured or unsecured and to mortgage, pledge or hypothecate any or all of its properties or assets as security therefor; to make, accept, endorse, guarantee, execute and issue notes, bills of exchange and other obligations; to mortgage, pledge or hypothecate any stocks, bonds, other evidences of indebtedness or securities and any other property held by it or in which it may be interested and to loan money with or without collateral or other security; to guarantee the payment of dividends upon stocks or the principal of and/or interest upon bonds, notes or other evidences of indebtedness or obligations or the performance of the contracts or other undertakings of any corporation, copartnership, syndicate or individual; to enter into, make and perform contracts of every kind and for any lawful purpose with any person, firm, corporation or syndicate.

(g) To purchase or otherwise acquire all or any part of the business, good will, rights, property and assets and to assume or otherwise provide for all or any part of the liabilities of any corporation, association, partnership or individual; to take over as a going concern and continue any business so acquire and to pay for any such business or properties, in cash, stock, bonds, debentures or obligations of this corporation or otherwise.

(h) To manufacture, buy or otherwise acquire and to sell or otherwise dispose of, distribute, deal in and deal with, either as principal, agent, dealer or broker, goods, wares and merchandise of every kind and description, including all materials or substances now known or hereafter to be discovered or invented; to purchase or otherwise acquire and to sell or otherwise dispose of, distribute, deal in and deal with, either as principal, agent, dealer or broker, all kinds of personal property of every sort and description wheresoever situated and all interests therein which this corporation may deem necessary or convenient in connection with any part of its business.

(i) To conduct any and all of its business in the State of Delaware and any other states, the District of Columbia, the territories, colonies and dependencies of the United States and in foreign countries and places and to have one or more offices outside of the State of Delaware, and to purchase or otherwise acquire, hold, mortgage, convey, transfer, or otherwise dispose of, outside of the State of Delaware, real and personal property.

(j) To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any or all of the objects hereinbefore enumerated or incidental to the powers herein named, or which shall at any time appear conducive to or expedient for the protection or benefit of the corporation, either as holder of or as interested in any property or otherwise; and to have all the rights, powers and privileges named or hereafter conferred by the General Corporation Laws of the State of Delaware.

     The foregoing clauses shall be construed both as objects and powers and it is hereby expressly provided that the enumeration herein of specific objects and powers shall not be held to limit or restrict in any manner the general powers of this corporation and all the powers of this corporation and all the powers and purposes hereinbefore enumerated shall be exercised, carried on and enjoyed by this corporation within the State of Delaware and outside of the State of Delaware to such extent and in such manner as corporations organized under the General Corporation Laws of the State of Delaware may properly and legally exercise, carry on and enjoy.

FOURTH: The total number of shares of Capital Stock which may be issued by the corporation is Six hundred five million (605,000,000) of which Six hundred million (600,000,000) shares shall be Common Stock of the par value of Thirty-three and one-third cents ($.33 1/3) per share and Five million (5,000,000) shares shall be Preferred Stock (hereinafter referred to as the "Preferred Stock") of the par value of Two Dollars fifty cents ($2.50) per share.

     The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

                              PREFERRED STOCK

I    The Preferred Stock may be issued from time to time in one or more series, each of such series to have such voting powers full or limited, or without voting powers, such designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed herein, or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.


II. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article Fourth, to authorize one or more series of Preferred Stock and, with respect to each series (except the series hereinafter designated as $2 Convertible Preferred Stock), to fix by resolution or resolutions providing for the issue of such series:

     (a) the number of shares to constitute such series and the distinctive designation thereof;

     (b) the dividend rate on the shares of such series, dividend payment dates, whether such dividends shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate;

     (c) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive upon the redemption thereof;

     (d) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

     (e) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

     (f) the preferences, if any, and the amounts thereof, which the shares of such series shall be entitled to receive upon the voluntary and involuntary dissolution of, or upon any distribution of the assets of, the corporation;

     (g)  the voting power, if any, of the shares of such series;
and

     (h) such other special rights and protective provisions as to the Board of Directors may seem advisable.

     Notwithstanding the fixing of the number of shares constituting a particular series (including the $2 Convertible Preferred Stock) upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series.

III. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the annual rates fixed by the Board of Directors for the respective series and no more, payable on such dates in each year as the Board of Directors shall fix for the respective series as provided in subdivision (b) of Section II of this Article Fourth (hereinafter referred to as "dividend dates"), in preference to dividends on any other class of stock of the corporation, so that unless all accrued dividends on all series of Preferred Stock entitled to cumulative dividends shall have been declared and set apart for payment through the last preceding dividend date set for all such series and dividends on all other series of Preferred Stock shall have been declared and set apart for payment at the rate to which such other series of Preferred Stock are entitled for the period commencing the second preceding dividend date and ending on the last preceding dividend date set for such series, no cash payment or distribution shall be made to holders of the Common Stock of the corporation. No dividend shall be declared and set apart for payment on any series of Preferred Stock in respect of any dividend period unless there shall likewise be or have been declared and set apart for payment on all shares of Preferred Stock of each series entitled to cumulative dividends at the time outstanding dividends ratably in accordance with the sums which would be payable on the said shares through the last preceding dividend date if all dividends were declared and paid in full. Nothing herein contained shall be deemed to limit the right of the corporation to purchase or otherwise acquire at any time any shares of its capital stock; provided that no shares of capital stock shall be repurchased at any time when accrued dividends on any series of Preferred Stock entitled to cumulative dividends remain unpaid for any period to and including the last preceding dividend date.

     For the purposes of this Article Fourth, and of any certificate fixing the terms of any series of Preferred Stock, the amount of dividends "accrued" on any share of Preferred Stock of any series entitled to cumulative dividends as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Preferred Stock of any series entitled to cumulative dividends as at any date other than an dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend date, whether or not earned or declared, plus an amount computed, on the basis of 360 days per annum, for the period after such last preceding dividend date to and including the date as of which the calculation is made at the annual dividend rate fixed for the shares of such series or class.

IV. In the event that the Preferred Stock of any series shall be entitled to a preference upon the dissolution of, or upon any distribution of the assets of, the corporation, then upon any such dissolution of, or distribution of the assets of, the corporation, before any payment or distribution of the assets of the corporation (whether capital or surplus) shall be made to or set apart for any other series or class or classes of stock, the holders of such series of Preferred Stock shall be entitled to payment of the amount of the preference, if any, payable upon such dissolution of, or distribution of the assets of the corporation as may be fixed by the Board of Directors for the shares of the respective series as provided in subdivision (f) of
Section II of this Article Fourth before any further payment or distribution shall be made on any other class or series of capital stock. If, upon any such dissolution, or distribution, the assets of the corporation distributable among the holders of any such series of the Preferred Stock entitled to a preference shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. The voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the corporation, the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, shall not be deemed to be a dissolution of, or a distribution of the assets of, the corporation, for the purpose of this Section IV.

V. In the event that the Preferred Stock of any series shall be redeemable, then, at the option of the Board of Directors, the corporation at any time or from time to time may redeem all, or any number less than all, of the outstanding shares of such series at the redemption price thereof fixed by the board of Directors as provided in subdivision (c) of Section II of this Article Fourth (the sum so payable upon any redemption of Preferred Stock being herein referred to as the "redemption price"); provided, that not less than 30 days previous to the date fixed for redemption a notice of the time and place thereof shall be mailed to each holder of record of the redemption a notice of the time and place thereof shall be mailed to each holder of record of the shares so to be redeemed at his address as shown by the records of the corporation; and provided further, that in case of redemption of less than all of the outstanding shares of any series of Preferred Stock the shares to be redeemed shall be chosen by lot in such equitable manner as may be prescribed in the Board of Directors. At any time after notice of redemption shall have been mailed as above provided to the holders of the stock so to be redeemed, the corporation may deposit the aggregate redemption price, in trust, with a bank or trust company in the Borough of Manhattan, The City of New York, having capital, surplus and undivided profits of at least $5,000,000, named in such notice, for payment, on or before the date fixed for redemption, of the redemption price for the shares called for redemption. Upon the making of such deposit, or if no such deposit is made then upon such redemption date (unless the corporation shall default in making payment of the redemption price), holders of the shares of Preferred Stock called for redemption shall cease to be stockholders with respect to such shares notwithstanding that any certificate for such shares shall not have been surrendered, and thereafter such shares shall no longer be transferable on the books of the corporation and such holders shall have no interest in or claim against the corporation with respect to said shares, except the right (a) to receive payment of the redemption price upon surrender of their certificates, or (b) to exercise on or before the date fixed for redemption the rights, if any, not theretofore expiring, to convert the shares so called for redemption into, or to exchange such shares for, shares of stock of any other class or classes or of any other series of the same class or any other class or classes of stock of the corporation. Any funds deposited in trust as aforesaid which shall not be required for such redemption, because of the exercise of any right of conversion or otherwise subsequent to the date of such deposit, shall be returned to the corporation forthwith. The corporation shall be entitled to receive from any such bank or trust company the interest, if any, allowed on any moneys deposited as in this Section provided, and the holders of any shares so redeemed shall have no claim to any such interest. Any funds so deposited by the corporation and unclaimed at the end of five years from the date fixed for such redemption shall be repaid to the corporation upon its request, after which repayment the holders of such shares who shall not have made claim against such moneys prior to such repayment shall be deemed to unsecured creditors of the corporation, but only for a period of two years from the date of such repayment (after which all rights to holders of such shares as unsecured creditors or otherwise shall cease), for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the corporation, but shall in no event be entitled to any interest.

     In order to facilitate the redemption of any shares of Preferred Stock, the Board of Directors is authorized to cause the transfer books of the corporation to be closed as to the shares to be redeemed.

VI. Any shares of Preferred Stock which shall at any time have been redeemed, or which shall at any time have been surrendered for conversion or exchange or for cancellation pursuant to any retirement or sinking fund provisions with respect to any series of Preferred Stock, shall be retired and shall thereafter have the status of authorized and unissued shares of Preferred Stock undesignated as to series.

VII. There is hereby authorized an initial series of the Preferred Stock having the following voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions:

     (a) The number of shares to constituted such series shall be Two million eight hundred thirty thousand (2,830,000) and the distinctive designation thereof shall be "$2 Convertible
Preferred Stock".

     (b) The dividend rate on the shares of such series shall be $2.00 per annum, payable in cash quarterly on January 1, April 1, July 1 and October 1 in each year. Dividends shall accumulate on any shares of such series issued upon conversion of outstanding shares of Ekco Products Company upon the Merger Date of the Agreement of Merger (herein called the "Agreement of Merger") dated July 29, 1965 of American Home Products Corporation and Ekco Products Company from and after January 1, 1966 and upon any other shares of such series from and after the dividend date next following the issuance of such shares.

     (c) The shares of such series shall be redeemable on and after the fifth anniversary of the Merger Date of the Agreement of Merger if at the time of mailing of the notice of redemption the average market price per share (as hereafter defined) of the Common Stock is at least $80.00 per share, or in the event that an adjustment in the number of shares issuable upon conversion of shares of such series under Section (e) of this Article Fourth shall have occurred, then a market price per share equal to the product of multiplying $60.00 per share by the reciprocal of the then current conversion rate and the redemption price which the shares of such series shall be entitled to receive upon the redemption thereof shall be the amount of $60.00 per share in cash plus a sum equal to the accrued but unpaid dividends thereon to the redemption date.

     (d) The shares of such series shall not be subject to the operation of any sinking fund to be applied to the purchase or redemption of such shares for retirement.

     (e) Subject to the provisions for adjustment hereinafter set forth, the shares of such series shall be convertible at the option of the holder thereof, at any time, upon surrender for conversion to any Transfer Agent for such shares of the certificate representing the shares so to be converted, into full paid and non-assessable shares of Common Stock of the corporation at the rate of .75 shares of Common Stock for each such share of such series so surrendered for conversion. The right, if any, to convert shares of such series called for redemption shall terminate at the time specified in the notice of redemption given pursuant to the provisions of Section VII of this Article Fourth. Upon conversion, no payment or adjustment shall be made for dividends on any class of shares.

     The number of shares of Common Stock and the number of shares of stock of other classes of the corporation, if any, into which each share of such series is convertible shall be subject to adjustment from time to time as follows:

     (i) In case the corporation shall (a) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend declared payable in shares of the corporation,
(b) subdivide its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of the Corporation, the holder of each share of such series shall thereafter be entitled to receive upon the conversion of such share, the number of shares of the corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. Further such adjustment shall be made whenever any of the events listed above shall occur.

     (ii) In case the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the average market price (as hereinafter defined) for the time at which such record is taken, in each such case, the number of shares of Common Stock into which each such share of such series shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of such series was theretofore convertible by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the time of the taking of such record and the number of additional shares of Common Stock so offered for subscription or purchase, and of which the denominator shall be the sum of the number of shares of Common Stock outstanding at the time of the taking of such record and the number of shares of Common Stock which the aggregate public offering price (without deduction of expenses of the issue, including underwriting commissions) of the total number of shares so offered would purchase at the average market price per share for such time.

     (iii) In case the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any distribution of evidence of its indebtedness or assets (excluding cash distributions on Common Stock after December 31, 1964 not exceeding the amount of consolidated net earnings after December 31, 1964 of the corporation and its subsidiaries, less cash distributions after December 31, 1964 on stock other than Common Stock, all determined in accordance with good accounting practice) or rights to subscribe, excluding those referred to in paragraph (ii) above, in each such case the number of shares of Common Stock into which each such share of such series shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of such series was theretofore convertible by a fraction of which the numerator shall be the average market price per share of Common Stock for the time at which such record is taken and of which the denominator shall be the average market price per share of Common Stock for such time less the fair value (as determined by the Board of Directors of the corporation, whose determination shall be conclusive and described in a statement filed with the Transfer Agent or Agents for such shares of such series and for the Common Stock) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights applicable to one of the outstanding shares of Common Stock.

     (iv) For the purpose of any computation under this Article Fourth, the "average market price per share" of any shares of capital stock for any time shall be the average of the daily mean of the high and low sales prices, or bid prices, as the case may be, for five consecutive business days commencing ten business days before the time in question on which transactions have been reported by any accepted financial publication of general circulation in the Borough of Manhattan, The City of New York, on the New York Stock Exchange, if such shares are regularly traded on such Exchange, or on any other national securities exchange if such shares be not regularly traded on the New York Stock Exchange, or if such shares be not regularly traded on any national securities exchange the bid prices as reported by the National Quotation Bureau, Inc. or by any successor organization.

     (v) No adjustment in the number of shares of Common Stock into which any share of such series is convertible shall be required unless such adjustment would require an increase or decrease of at least 1% in the total number of shares of Common Stock into which all shares of such series are then convertible; provided, however, that any adjustments which by reason of this paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     (vi) If the corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend, distribution or subscription rights and shall, thereafter and before delivery to shareholders of any such dividend, distribution or subscription rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription rights, then no adjustment in the number of shares of Common Stock or of other shares of the corporation into which any share of such Stock is convertible, nor the giving of any notice to the holders of shares of such series, shall be required by reason of the taking of such record.

     (vii) Whenever any adjustment is required in the shares into which any share of such series is convertible, the corporation shall forthwith (a) file with the Transfer Agent or Transfer Agents for shares of such series and for the Common Stock a statement describing in reasonable detail the adjustment and the method of calculation used, and (b) cause a notice stating the nature and amount of such adjustment to be published at least once in a newspaper printed in the English language and customarily published on five days each calendar week and of general circulation in the Borough of Manhattan, The City of New York and in the City of Chicago, Illinois.

     (viii) No fractional shares shall be issued upon conversion of shares of such series, but in lieu thereof the corporation shall pay to the holder thereof an amount in cash equal to the value of such fractional interest in a share determined upon the basis of the closing price per share on the New York Stock Exchange as reported in an accepted financial publication of general circulation in the Borough of Manhattan, The City of New York if such shares are regularly traded upon such exchange or on any other national securities exchange if such shares be not regularly traded on the New York Stock Exchange, or if such shares be not regularly traded on any national securities exchange upon the basis of the closing bid price reported by the National Quotation Bureau, Inc. or by any successor organization, on the date upon which the certificate representing the shares of such series shall be surrendered for conversion.

     (ix) Shares of such series shall be deemed to be converted and the holder thereof shall be deemed to have become a holder of record of the shares of the corporation into which the shares of such series are convertible at the close of business on the date upon which the certificate representing shares of such series has been surrendered to any Transfer Agent for conversion, or if such date shall be a legal holiday in the jurisdiction in which such Transfer Agent is located or a date fixed by the Board of Directors for the closing of the transfer books or the taking of a record of the holders of the shares of the corporation into which the shares of such series are convertible, then on the next succeeding business day when such transfer books are open.

     (x) The corporation shall at all times reserve and keep available out of its authorized but unissued shares the full number of shares into which all shares of such series from time to time outstanding are convertible.

     (f) The shares of such series shall be entitled to receive in preference to shares of the Common Stock of the corporation upon any dissolution of, or distribution of assets of, the corporation (i) the amount of $60.00 per share in the event of any voluntary liquidation, dissolution or winding-up of the corporation and (ii) the amount of $52.50 in the event of any involuntary liquidation, dissolution or winding-up of the corporation, plus, in either case, an amount equal to all accrued but unpaid dividends to the date of such liquidation, dissolution or winding-up.

     (g) The shares of such series shall be entitled to Nine (9) votes per share voting with the shares of the Common Stock at any annual or special meeting of stockholders for the election of directors and upon any other matter coming before such meeting. In addition, the shares of such series shall have the following special voting powers and rights:

     (i) So long as any shares of such series are outstanding, the corporation shall not, without the consent (given by vote at a meeting called for that purpose) of the holders of at least two-thirds of the total number of shares of such series and any other series of the Preferred Stock then outstanding having voting rights in the premises, voting as a class:

     (a) create or authorize any class of stock ranking prior to or on a parity with the Preferred Stock, or create or authorize any obligation or security convertible into shares of stock of any such class; or

     (b) amend, alter, change or repeal any of the express terms of such series or of the Preferred Stock then outstanding in a manner prejudicial to the holders thereof;

provided, however, if any such change shall effect only a single series of the Preferred Stock, then only the holders of such series shall have any special voting right hereunder.

     (ii) If and when dividends payable on such series shall be in default in an amount equivalent to six (6) full quarter-yearly dividends on all shares of such series at the time outstanding, the number of directors of the corporation shall thereupon, and until all dividends in default on such series shall have been paid or declared and set apart for payment, be two more than the full number constituting the Board of Directors immediately prior to such default. The holders of all shares of such series, voting separately as one class with any other series of the Preferred Stock having voting powers in the premises, shall be entitled to elect directors to fill the vacancies resulting from such increase in the number of directors of the corporation.
Such holders shall, at a meeting called and held as provided in subparagraph (v) hereof elect such two directors to hold office until the next annual meeting of stockholders; provided, however, that the terms of office of such directors shall terminate upon the curing of all defaults in dividends on such series as provided in subparagraph (iii) hereof, unless dividend defaults shall still exist on other series of the Preferred Stock.

     (iii) If and when all dividends then in default on such series at the time outstanding shall be paid, the holders of shares of such series shall thereupon be divested of any special right with respect to the election of directors provided in subparagraph (ii) hereof and the number of directors of the corporation shall be reduced by two (except as provided in paragraph (ii) hereof); but always subject to the same provisions for vesting such special rights in such series in case of further like default or defaults in dividends thereon.

     (iv) In case of any vacancy in the Board of Directors occurring among the directors elected by the holders of such series, as a class, pursuant to subparagraph (ii) hereof, the holders of such series and of any other series of Preferred Stock then outstanding and entitled to vote may elect a successor to hold office for the unexpired term of the directors whose place shall be vacant. In all other cases, any vacancy occurring among the directors shall be filled by the vote of a majority of the remaining directors.

     (v) Whenever the holders of such series, as a class, become entitled to elect directors of the corporation pursuant to subparagraph (ii) or (iv) hereof, a meeting of the holders of such series shall be held at any time thereafter upon call by the holders of not less than 1,000 shares of such series or upon call by the Secretary of the corporation at the request in writing of any stockholder addressed to him at the principal office of the corporation. At all meetings of stockholders held for the purpose of electing directors during such times as the holders of shares of such series shall have the special right, voting separately as one class, to elect directors pursuant to subparagraph (ii) hereof, the presence in person or by proxy of the holders of a majority of the outstanding shares of the series of Preferred Stock entitled to vote separately as a class shall be required to constitute a quorum of such class for the election of directors for such class; provided, however, that the absence of a quorum of the holders of stock of such class shall not prevent the election at any such meeting or adjournment thereof of any other directors by the necessary quorum of the holders of all classes of stock having voting rights for the election of directors (other than as a separate class) if such quorum is present in person or by proxy at such meeting; and provided further that in the absence of a quorum of the holders of stock having the right to vote separately as a class, a majority of those holders of the stock of such class who are present in person or by proxy shall have power to adjourn the election of the directors to be elected by such class from time to time without notice other than announcement at the meeting until the holders of the requisite number of shares of such class shall be present in person or by proxy.

     (h) The shares of such series shall not have any other special rights or provisions.

                               COMMON STOCK

     Each share of Common Stock shall be equal in all respects to every other share of the Common Stock of the Corporation.

     FIFTH:    The corporation is to have perpetual existence.

     SIXTH:    The private property of the stockholders shall not
be subject to the payment of corporate debts to any extent whatever.

     SEVENTH: The Board of Directors of the corporation shall have power to issue the authorized shares of stock of the corporation from time to time for such consideration as they may fix and determine.

     EIGHTH:   In furtherance and not in limitation of powers
conferred by Statute the following provisions are inserted for the regulation of the business and to define and regulate the powers of the corporation and of its directors and stockholders:

     (a) The number of directors of the corporation shall be fixed and may be altered from time to time as may be provided in by-laws. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by a majority vote of the directors then in office, though less than a quorum, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the by-laws.

     (b) The Board of Directors may, by majority vote of the whole Board designate three or more directors to constitute an Executive Committee which, to the extent provided by the directors or in the by-laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and shall have power to authorize the seal of the corporation to be affixed to all papers which may require it.

     (c) The Board of Directors shall have power to make, alter, amend or repeal the by-laws of the corporation, but any by-laws so made, altered or amended by the directors may be altered or repealed by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, sections two and seven of the by-laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

     (d) No holder of stock shall be entitled as of right to subscribe for, purchase or receive any part of any authorized but unissued stock or of any new or additional issue of stock, preferred or common, or of bonds, notes, debentures or other securities convertible into stock, but all such unissued, new or additional shares of stock or bonds, notes, debentures or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such lawful consideration as the Board of Directors in their absolute discretion may deem advisable.

     (e) The corporation reserves the right to amend, alter or repeal any provision herein contained in the manner now or hereafter prescribed by law and all rights conferred on stockholders hereunder are granted subject to this provision. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this Article EIGHTH or any provision hereof.

     (f) A director may (except directors elected by shares of Preferred Stock voting separately as a class), by vote of a majority of the entire Board of Directors for any cause deemed by them sufficient, be removed as such director. Any director may also be removed from office, for any cause deemed by them sufficient, by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, except that directors elected by shares of Preferred Stock voting separately may only be removed by such stockholders at any special meeting for any cause deemed sufficient by such meeting. Directors of the corporation need not be stockholders therein.

     (g) A director of the corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall any transaction or contract of the corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a shareholder or director is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either:

     (1) by vote of a majority of a quorum of the Board of Directors or of the Executive Committee without counting in such majority or quorum any director so interested or a member of a firm so interested or a shareholder or a director of a corporation so interested, or

     (2) by vote at a stockholders' meeting of the holders of record of a majority of all the outstanding shares of stock of the corporation, or by writing or writings signed by a majority of such holders; nor shall any director be liable to account to the corporation for any profit realized by him from or through any such transaction or contract of the corporation ratified or approved as aforesaid by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder or director was interested in such transaction or contract. Nothing herein contained shall create any liability in the events above described or prevent the authorization, ratification or approval of such contracts or transactions in any other manner permitted by law.

     (h) Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as provided in paragraph VII(g)(v) of Article FOURTH respecting rights of holders of Preferred Stock to call meetings of such holders in certain dividend default situations, special meetings of stockholders, unless otherwise provided in law, may be called only by the Chairman or Vice-Chairman of the Board of Directors or the President, or by the Secretary on the written request of a majority of all the directors, such request to state the purpose of the proposed meeting.

     NINTH:    No director shall be personally liable to the
corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except
(i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.